Exhibit 10.1

LETTER OF INTENT

PROPOSED ACQUISITION OF

SUNLIFE AG, LLC BY

EARTH SCIENCE TECH, INC.

A.	Parties:

● Earth Science Tech, Inc., a Nevada Corporation, which trades on the OTCQB marketplace maintained by OTC Markets, Inc. under the symbol ETST (“ETST”);

● SUNLIFE AG, LLC ( “SUNLIFE AG, LLC” or “SUNLIFE”), Colorado Limited Liability Company; and

● Robert L. Stevens as court-appointed Receiver for Earth Science Tech, Inc., in case number A-18-784952-C in Nevada’s Eighth Judicial District for ETST (the “Receiver”).

B.	Acquisition of Outstanding SUNLIFE AG, LLC Equity Securities:

ETST would acquire 100% of the outstanding equity securities of SUNLIFE AG, LLC Pharmaceuticals Corp by means of a reverse merger in which a newly-formed subsidiary of ETST would be merged with SUNLIFE AG, LLC as the surviving entity (the “Transaction”). A proposed capitalization table follows as Exhibit A below. It is also understood and agreed that the merger would be subject to execution of a definitive agreement, court approval, and the elimination of all ETST liabilities by the receivership estate (the “Estate”).

It is contemplated that the SUNLIFE AG, LLC shareholders will, after the acquisition, control 98% of the outstanding securities of ETST by virtue of an issuance of 2,000,000,000 (two billion) common shares to SUNLIGE AG, LLC . As a condition to closing ETST will obtain court approval for the issuance and a reverse split of any ratio as directed by NPC .

C.	Treatment of Outstanding SUNLIFE AG, LLC Common Stock; Voting Undertakings:	All outstanding securities of SUNLIFE AG, LLC would automatically be exchanged for newly-issued securities of ETST at the closing (the “Closing”) of the Transaction.

D.	Voting Approval by SUNLIFE AG, LLC:	The Transaction must be approved by holders of a majority of the voting rights of SUNLIFE AG, LLC shareholders prior to the Closing.

E.	Treatment of Outstanding SUNLIFE AG, LLC Stock Options:	All outstanding SUNLIFE AG, LLC stock options would be assumed by ETST in connection with the Transaction and would become options to purchase ETST common stock. The terms of the assumed stock options (including terms relating to vesting) would not change; there would be no acceleration of the vesting of unvested stock options.

ETST Term Sheet	1 of 4	CONFIDENTIAL

F.	Fees,Expenses and Liabilities in the Estate:	Both parties will work to source the funds to pay for fees and expenses in the merger. It is understood that the Estate has secured and unsecured creditors that must be fully resolved, through settlement, payment or discharge order from the court. It is also understood that the Estate has professional fees, fees due the Receiver, and other expenses that must be resolved before the merger can be finalized. Both parties will collaborate and work to resolve any such obligations. An estimate of these obligations is contained on Schedule A of this Letter of Intent.

G.	Corporate Action and Associated Fees	All necessary corporate governance actions will be taken by Receiver, ETST, and SUNLIFE AG, LLC to complete the merger. It is understood that there will be required SEC filings by ETST, filings with the respective secretary of state, as well as legal fees in the receivership action.

H.	Tax Treatment:	It is expected that the Transaction would constitute a tax-free reorganization for U.S. Federal income tax purposes. All parties attest to having received legal advice in regards to their expected tax consequences of the Transaction.

I.	Securities Law Matters related to Shares Issued in the Transaction:	The ETST securities to be issued in the Transaction would be issued exempt from federal securities registration under Regulation D or other applicable exemption in an “Exempt Transaction”. The Securities issued under this transaction would be exempt in all 50 states as securities issued by a Trustee or Receiver, upon approval by the Court.

J.	Representations, Warranties, Indemnities and Other Provisions:	In the definitive agreement, each of SUNLIFE AG, LLC and ETST would make customary representations and warranties and would provide customary indemnities relating to their business, financial condition, contracts, liabilities, and employees.

K.	Diligence and Information:	Each party hereto agrees to provide to the other copies of articles of incorporation, financial statements, projections, details on all liabilities, assets (tangible or intangible), material contracts or agreements, letters of intent and term sheets, and any acquisition agreements whether executed or in draft form, and patent filings and information within twenty days of the date of this Letter of Intent. If it is determined in the course of analyzing, verifying and reviewing diligence materials that the Transaction, business operations or other material information is not as presented prior to this agreement then the Receiver may cancel the merger.

L.	SUNLIFE AG, LLC Transaction Expenses:	All legal fees and costs and other expenses incurred by SUNLIFE AG, LLC in connection with the Transaction would be borne by SUNLIFE AG, LLC. Those fees may include, but not limited to, financial statement preparation and PCAOB audit fees, legal opinions, regulatory and exchange related fees for OTCIQ or OTC Markets, the Securities and Exchange Commission, news releases, file uploads, corporate actions, CUSIP, FINRA, Secretary of State’s Offices, transfer agent fees and costs, and any other filing fees, etc.

ETST Term Sheet	2 of 4	CONFIDENTIAL

M.	Confidentiality:	The parties would agree to keep confidential the existence, status and terms of their negotiations and agreements regarding the Transaction. If ETST so elects, the parties would make a joint public announcement concerning the Transaction upon the signing of a letter of intent and proposed acquisition agreement as desired or required under applicable rule or law.

N.	Exclusivity	Receiver shall not seek or entertain offers or engage in discussions with unrelated parties to this Letter of Intent related to ETST.

O.	“No-Shop” Agreement:	During the Term of this Agreement, SUNLIFE AG, LLC would agree not to entertain, solicit or encourage any inquiry or proposal from any third party concerning the acquisition of all or a substantial portion of the business, assets or equity securities of or creation of liabilities of SUNLIFE AG, LLC, and ETST will not entertain any other merger opportunities without release from SUNLIFE AG, LLC.

P.	Communication:	In order to control the appropriate release of public information as well as contain the release of material non-public/confidential information, the point of contact for ETST during the period between the execution of this Letter of Intent and final court approval of the transaction shall be the office of the Receiver.

Q.	Cancellation of Merger:	Either party may cancel this Letter of Intent or the Transaction at any time prior to the Closing. Each party will bear its own costs and expenses.
R.	State of Record:	This Agreement and the definitive agreement shall be govered by the laws and of the State of Nevada.
S.	Disclosure to Court and Receiver:	SUNLIFE AG, LLC agrees and understands that an Information Statement will be prepared and provided to the Court of Jurisdiction in the Receiver action and agrees to help prepare and provide information where requested by the Court or Receiver and that information published may become publicly available in the Court records and that Information Statement will be substantially part of the public filings made to the appropriate Regulatory and Market Authorities that have jurisdiction. Also it is understood that SUNLIFE AG, LLC will not contact the Transfer Agent, Federal or Trading Exchanges, Secretary of State(s) or other regulatory agencies or shareholders of ETST or issue any securities or obligations, or enter into any contracts without express written approval from the Receiver until the Court has discharged the Receiver and all conditions have been met in this agreement, the Definitive Agreement and any related contracts or agreements.

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ETST Term Sheet	3 of 4	CONFIDENTIAL

AGREED TO THIS May 31, 2021

SUNLIFE AG, LLC

/s/
BY:	John Kaweske
Title:	Manager

EARTH SCIENCE TECH, INC.,

/s/
BY:	Robert L. Stevens
Title:	Receiver

ETST Term Sheet	4 of 4	CONFIDENTIAL